Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northern Trust Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 Nos. 333-152678, 333-152678-01, 333-152678-02, and 333-152678-03 and on Form S-8 Nos. 333-144848, 333-86418, 333-84085, 333-52623, and 333-58784 of Northern Trust Corporation of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the Form 10-K of Northern Trust Corporation dated February 26, 2010.

/s/  KPMG LLP

Chicago, Illinois

February 26, 2010